EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CELL BIOSCIENCES, INC.,

a Delaware Corporation

The undersigned Timothy Harkness hereby certifies that:

ONE: He is the duly elected and acting President of Cell Biosciences, Inc., a Delaware corporation formerly named Signal Analytics, Inc.

TWO: The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 20, 2000.

THREE: Pursuant to Sections, 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation was adopted by the corporation’s Board of Directors and stockholders.

FOUR: The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Cell Biosciences, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, 19901, and the name of the corporation’s registered agent at such address is National Corporate Research Ltd.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is 186,852,467 shares. 115,500,000 shares shall be Common Stock, $0.0001 par value per share, and 71,352,467 shares shall be Preferred Stock, $0.0001 par value per share. The Preferred Stock shall be issued by series as set forth herein. The first series of Preferred Stock shall be “Series A Preferred Stock” and shall consist of 14,550,000 shares, $0.0001 par value per share. The second series of Preferred Stock shall be “Series B Preferred Stock” and shall consist of 18,602,467 shares, $0.0001 par value per share. The third series of Preferred Stock shall be “Series C Preferred Stock” and shall consist of

7,500,000 shares, $0.0001 par value per share. The fourth series of Preferred Stock shall be “Series D Preferred Stock” and shall consist of 10,700,000 shares, $0.0001 par value per share. The fifth series of Preferred Stock shall be “Series E Preferred Stock” and shall consist of 6,500,000 shares, $0.0001 par value per share. The sixth series of Preferred Stock shall be “Series F Preferred Stock” and shall consist of 13,500,000 shares, $0.0001 par value per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the stock of the corporation entitled to vote (voting together as a single class on an as-if-converted basis).

C. Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are as follows:

1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive cash dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rates of $0.08 per share per annum on each outstanding share of Series A Preferred Stock, $0.12 per share per annum on each outstanding share of Series B Preferred Stock, $0.12 per share per annum on each outstanding share of Series C Preferred Stock, $0.12 per share per annum on each outstanding share of Series D Preferred Stock, $0.12 per share per annum on each outstanding share of Series E Preferred Stock and $0.12 per share per annum on each outstanding share of Series F Preferred Stock (in each case subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), payable when, as and if declared by the Board of Directors. Such dividends shall be cumulative only to the extent declared by this corporation’s Board of Directors (the “Board”). Without limiting the foregoing, no dividend or distribution shall be made to the holders of Common Stock unless the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall receive a proportionate share of any such dividend or distribution (assuming conversion of all Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock). The preferential treatment set forth in this Section 1 shall not apply to (i) the repurchase of shares of capital stock from employees, officers or directors of, consultants to, or other persons and/or entities performing services for, this corporation (or any parent or subsidiary ) pursuant to stock purchase or stock issuance plans or agreements under which this corporation has the option to repurchase such shares at cost or then fair market value upon the occurrence of certain events or (ii) the repurchase of shares of capital stock from this corporation’s shareholders pursuant to any right of first refusal or similar right held by this corporation against such shareholder.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary (each, a “Liquidation Event”) the holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of any other class or series of capital stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) (i) $1.50 for each outstanding share of Series D Preferred Stock (the “Original Series D Issue Price”), $1.50 for each outstanding share of Series E Preferred Stock (the “Original Series E Issue Price”) and $1.50 for each outstanding share of Series F Preferred Stock (the “Original Series F Issue Price”) (each subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) and (ii) an amount equal to declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock so that each holder receives the same percentage of its applicable preferential amount.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of any other class or series of capital stock (other than Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock), by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.50 for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”) (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) and (ii) an amount equal to declared but unpaid dividends on each such share. If upon the occurrence of a Liquidation Event and after the completion of the distribution required by subparagraph (a) of this Section 2, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution and remaining after completion of the distribution required by subparagraph (a) of this Section 2 shall be distributed ratably among the holders of the Series C Preferred Stock so that each holder receives the same percentage of its applicable preferential amount.

(c) Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of any other class or series of capital stock (other than Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock), by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.50 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”) (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) and (ii) an amount equal to declared but unpaid dividends on each such share. If upon the occurrence of a

Liquidation Event and after the completion of the distribution required by subparagraphs (a) and (b) of this Section 2, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution and remaining after completion of the distribution required by subparagraphs (a) and (b) of this Section 2 shall be distributed ratably among the holders of the Series B Preferred Stock so that each holder receives the same percentage of its applicable preferential amount.

(d) Upon the completion of the distribution required by subparagraphs (a), (b) and (c) of this Section 2, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of any other class or series of capital stock (other than Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock), by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) and (ii) an amount equal to declared but unpaid dividends on each such share. If upon the occurrence of a Liquidation Event and after the completion of the distribution required by subparagraphs (a), (b) and (c) of this Section 2, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution and remaining after completion of the distribution required by subparagraphs (a), (b) and (c) of this Section 2 shall be distributed ratably among the holders of the Series A Preferred Stock so that each holder receives the same percentage of its applicable preferential amount.

(e) Upon the completion of the distributions required by subparagraphs (a), (b), (c) and (d) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock).

(f) (i) For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, the following (each, a “Deemed Liquidation Event”): (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger or consolidation) but not including (x) any transaction or series of transactions involving the corporation’s sale of equity securities primarily for capital raising purposes or (y) any transaction or series of related transactions effected exclusively for the purpose of changing the domicile of the corporation, or (B) a sale, conveyance or other disposition of all or substantially all of the assets (including intellectual property) of this corporation; unless this corporation’s stockholders of record immediately prior to such acquisition, sale or license will, immediately after such acquisition, sale, conveyance or other disposition (by virtue of securities issued as consideration for this corporation’s acquisition, sale, license or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity (or its parent entity if the surviving or acquiring entity is wholly owned by the parent entity).

(ii) In any Deemed Liquidation Event, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2) If actively traded otherwise over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(iii) In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the corporation is placed into escrow or subject to contingencies, the agreement entered into in connection with such transaction shall provide that (x) the total consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(a), 2(b), 2(c), 2(d) and 2(e) and as if the total consideration payable to the stockholders of this corporation, without deduction for the escrowed or contingent amount, were being paid to the stockholders of the corporation as of the date of each distribution and (y) the portion of such consideration that is placed in escrow or subject to contingencies shall then be allocated among or deductible from the holders of capital stock of this corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to clause (x) above as of the date of each distribution.

3. Conversion. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (A) the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price, the Original Series E Issue Price, or the Original Series F Issue Price, as the case may be, plus (B) declared but unpaid dividends on such share of Preferred Stock (if any) by (ii) the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate or certificates therefor are surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price for the Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price for the Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price for the Series D Preferred Stock shall be the Original Series D Issue Price, the initial Conversion Price for the Series E Preferred Stock shall be the Original Series E Issue Price and the initial Conversion Price for the Series F Preferred Stock shall be the Original Series F Issue Price; provided, however, that the Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment as set forth in subparagraph (d) of this Section 3.

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) (x) for the Series A Preferred Stock, the sum of (A) the Original Series A Issue Price plus (B) declared but unpaid dividends on such share of Series A Preferred Stock (if any), (y) for the Series B Preferred Stock, the sum of (A) the Original Series B Issue Price plus (B) declared but unpaid dividends on such share of Series B Preferred Stock (if any), (z) for the Series C Preferred Stock, the sum of (A) the Original Series C Issue Price plus (B) declared but unpaid dividends on such share of Series C Preferred Stock (if any), (xx) for the Series D Preferred Stock, the sum of (A) the Original Series D Issue Price plus (B) declared but unpaid dividends on such share of Series D Preferred Stock (if any), (yy) for the Series E Preferred Stock, the sum of (A) the Original Series E Issue Price plus (B) declared but unpaid dividends on such share of Series E Preferred Stock (if any) and (zz) for the Series F Preferred Stock, the sum of (A) the Original Series F Issue Price plus (B) declared but unpaid dividends on such share of Series F Preferred Stock (if any) by (ii) the Conversion Price at the time in effect for such series of Preferred Stock, immediately prior to the earlier of (I) this corporation’s sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), the public offering price of which is not less than $7.50 per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) and $30,000,000 (net of underwriters’ discounts and commissions) in the aggregate (a “Qualified Public Offering”) or (II) the date specified by written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (voting together as a single class on an as converted to Common Stock basis).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, after the date upon which the first share of Series F Preferred Stock was first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a particular series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including the number of shares of Common Stock issuable upon exercise and/or conversion of all exercisable and/or convertible securities of this corporation) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including the number of shares of Common Stock issuable upon exercise and/or conversion of all exercisable and/or convertible securities of this corporation) plus the number of shares of such Additional Stock.

(B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and either shall be taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the Purchase Date other than:

(A) securities issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

(B) securities issuable or issued to employees, officers, consultants, or directors of this corporation or any parent or subsidiary corporation (or other persons performing services to this corporation or any parent or subsidiary corporation) directly or pursuant to a stock option plan or restricted stock plan or other agreement approved by the Board;

(C) securities issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) securities issued in connection with bona fide acquisition transactions approved by the Board (including approval by a majority of the Preferred Directors (as defined below));

(E) securities issued to financial institutions in connection with equipment leasing arrangements or to real estate lessors, in either case of a primarily non-equity financing nature;

(F) securities issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

(G) securities issued as dividends or distributions on Preferred Stock;

(H) securities issued pursuant to options, warrants, notes, or other rights to acquire Common Stock or Preferred Stock of the corporation outstanding as of the Purchase Date;

(I) shares of Series F Preferred Stock sold pursuant to that certain Series F Preferred Stock Purchase Agreement, dated on or about the date hereof, by and among the corporation and certain other parties thereto, as may be amended from time to time; or

(J) securities issuable or issued pursuant to a certain Consulting Agreement by and between the corporation and Laurence Korn effective February 25, 2003, as amended from time to time.

(iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date (the “Split/Dividend Date”) for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of the Split/Dividend Date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents; provided, however, that, in the event this corporation should also on the Split/Dividend Date (or the date of such dividend distribution, split or subdivision if no record date is fixed) effect a split or subdivision of the outstanding shares of a particular series of Preferred Stock or make a determination of holders of such series of Preferred Stock entitled to receive Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Preferred Stock or the Common Stock Equivalents, then no such change to the Conversion Price of the applicable series of Preferred Stock shall be made.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (the “Combination Date”), the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series

Preferred Stock shall be decreased in proportion to such decrease in outstanding shares; provided, however that, in the event the number of shares of a particular series Preferred Stock is also decreased by a combination of the outstanding shares of such series of Preferred Stock on the Combination Date, then no such change to the Conversion Price of the applicable series Preferred Stock shall be made.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e) (provided a similar distribution is not at the same time made to the holders of Preferred Stock), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2 of this Division B) in which the holders of Preferred Stock do not receive a similar benefit, provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock that number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of a particular series of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, this corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 15 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given (i) upon personal delivery, (ii) if sent and delivered within the United States, five (5) days after deposit in the United States mail, first-class, postage prepaid, or the day after delivery to an overnight delivery service of national reputation, or (iii) if sent or delivered outside the United States, three (3) days after deposit with a recognized international courier service. All such notices shall be delivered to each holder of record at his address appearing on the books of this corporation.

4. Voting Rights.

(a) Except as otherwise provided by law and subject to subparagraph (b) of this Section 4, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any contrary provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. So long as at least 4,000,000 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), the holders of then outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) of the total number of directors of this corporation as is authorized by the bylaws of this corporation (the “Series A Directors”). So long as at least 4,000,000 shares of Series B Preferred Stock remain outstanding (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), the holders of then outstanding shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) of the total number of directors of this corporation as is authorized by the bylaws of this corporation (the “Series B Directors”). So long as at least 4,000,0000 shares of Series F Preferred Stock remain outstanding (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), the holders of then outstanding shares of Series F Preferred Stock, voting as a separate class, shall be entitled to elect one (1) of the total number of directors of this corporation as is authorized by the bylaws of this corporation (the “Series F Director” and together with the Series A Directors and the Series B Directors, the “Preferred Directors”). The holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) of the total number of directors of this corporation as is authorized by the bylaws of this corporation (the “Common Director”). The holders of Common Stock and the holders of Preferred Stock, voting together, shall appoint all remaining directors. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of the Series A Directors, the presence in person or by proxy of the holders of a majority of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of the Series B Directors, the presence in person or by proxy of the holders of a majority of the Series F Preferred Stock then outstanding shall constitute a quorum of the Series F Preferred Stock for the election of the Series F Director and the presence in person or by proxy of the holders of a majority of the Common Stock then outstanding shall constitute a quorum of the Common Stock for the election or nomination of the Common Director. Notwithstanding the provisions of Section 223 (a)(1) and 223 (a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated

Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a particular class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting or such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

5. Protective Provisions.

(a) So long as any shares of Series A Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six percent (66%) of the then outstanding shares of Series A Preferred Stock take any action that alters the rights, preferences or privileges of the Series A Preferred Stock, including but not limited to amending or repealing the Corporation’s Certificate of Incorporation or Bylaws in any manner which affects such rights, preferences, or privileges.

(b) So long as any shares of Series B Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six percent (66%) of the then outstanding shares of Series B Preferred Stock take any action that alters the rights, preferences or privileges of the Series B Preferred Stock, including but not limited to amending or repealing the Corporation’s Certificate of Incorporation or Bylaws in any manner which affects such rights, preferences, or privileges.

(c) So long as any shares of Series C Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six percent (66%) of the then outstanding shares of Series C Preferred Stock take any action that alters the rights, preferences or privileges of the Series C Preferred Stock, including but not limited to amending or repealing the Corporation’s Certificate of Incorporation or Bylaws in any manner which affects such rights, preferences, or privileges.

(d) So long as any shares of Series D Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six percent (66%) of the then outstanding shares of Series D Preferred Stock take any action that alters the rights, preferences or privileges of the Series D Preferred Stock, including but not limited to amending or repealing the Corporation’s Certificate of Incorporation or Bylaws in any manner which affects such rights, preferences, or privileges.

(e) So long as any shares of Series E Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six percent (66%) of the then outstanding shares of Series E Preferred Stock take any action that alters the rights, preferences or privileges of the Series E Preferred Stock, including but not limited to amending or repealing the Corporation’s Certificate of Incorporation or Bylaws in any manner which affects such rights, preferences, or privileges.

(f) So long as any shares of Series F Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six percent (66%) of the then outstanding shares of Series F Preferred Stock take any action that alters the rights, preferences or privileges of the Series F Preferred Stock, including but not limited to amending or repealing the Corporation’s Certificate of Incorporation or Bylaws in any manner which affects such rights, preferences, or privileges.

(g) So long as at least 12,000,000 total shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock remain outstanding, this corporation shall not, directly or indirectly, without the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (voting together as a single class and on an as converted to Common Stock basis):

(i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its or any of its subsidiaries’ property or assets;

(ii) purchase, lease or otherwise acquire all or substantially all of the assets of another entity;

(iii) declare or pay dividends other than on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

(iv) redeem any stock other than (A) in connection with the exercise of the Corporation’s right of first refusal pursuant to the Amended and Restated Stockholders’ Agreement by and among the Corporation and the other parties thereto or (B) in connection with the corporation’s repurchase of shares issued by it, pursuant to arrangements that have been approved by the corporation’s Compensation Committee or by the Board, to employees, directors, or consultants upon termination of employment or cessation of service, as the case may be;

(v) engage in any business other than the instrumentation business;

(vi) dissolve, liquidate or undergo any Deemed Liquidation Event;

(vii) issue any securities senior to the Series A Preferred Stock or Series B Preferred Stock or Series C Preferred Stock or Series D Preferred Stock or Series E Preferred Stock or Series F Preferred Stock which will vote with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock as a single class pursuant to this section;

(viii) change the number of members of the Board to a number other than eight (8);

(ix) unless approved by the Board (which shall include the approval of at least a majority of the Preferred Directors), incur outstanding indebtedness in excess of $500,000;

(x) effect a sale of the corporation’s capital stock in an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933;

(xi) enter into any transaction with any affiliate of the Company without the approval of at least a majority of the disinterested directors;

(xii) increase the size of the authorized number of shares available for issuance pursuant to an equity incentive plan of the corporation ; or

(xiii) form or create subsidiaries, joint ventures or partnerships.

6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation, as amended and/or restated from time to time, shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

7. Repurchase of Shares. In connection with repurchases by this corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law (the “Code”) shall not apply in whole or in part with respect to such repurchases.

D. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, if, when and as declared by the Board, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation;

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The foregoing Restated Certificate of Incorporation has been duly adopted by the Board and this corporation’s stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The undersigned has executed this certificate on October 13th, 2010.

/s/ Timothy Harkness, President
Timothy Harkness, President

[AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CELL BIOSCIENCES, INC.]

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CELL BIOSCIENCES, INC.

The undersigned Timothy Harkness hereby certifies that:

ONE: He is the duly elected and acting President of Cell Biosciences, Inc., a Delaware corporation formerly named Signal Analytics, Inc.

TWO: The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 20, 2000.

THREE: Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends this corporation’s Certificate of Incorporation as follows:

(i) Article IV, Section A of this corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is 238,835,246 shares. 160,000,000 shares shall be Common Stock, $0.0001 par value per share, and 78,835,246 shares shall be Preferred Stock, $0.0001 par value per share. The Preferred Stock shall be issued by series as set forth herein. The first series of Preferred Stock shall be “Series A Preferred Stock” and shall consist of 14,420,000 shares, $0.0001 par value per share. The second series of Preferred Stock shall be “Series B Preferred Stock” and shall consist of 17,935,800 shares, $0.0001 par value per share. The third series of Preferred Stock shall be “Series C Preferred Stock” and shall consist of 7,104,589 shares, $0.0001 par value per share. The fourth series of Preferred Stock shall be “Series D Preferred Stock” and shall consist of 10,708,191 shares, $0.0001 par value per share. The fifth series of Preferred Stock shall be “Series E Preferred Stock” and shall consist of 6,166,666 shares, $0.0001 par value per share. The sixth series of Preferred Stock shall be “Series F Preferred Stock” and shall consist of 22,500,000 shares, $0.0001 par value per share.”

This Certificate of Amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

The undersigned has executed this certificate on May 6, 2011.

/s/ Timothy Harkness
Timothy Harkness
President

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CELL BIOSCIENCES, INC.

The undersigned Timothy Harkness hereby certifies that:

ONE: He is the duly elected and acting President of Cell Biosciences, Inc., a Delaware corporation formerly named Signal Analytics, Inc.

TWO: The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 20, 2000.

THREE: Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends this corporation’s Certificate of Incorporation as follows:

(i) Article I. of this corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“The name of this corporation is ProteinSimple.”

This Certificate of Amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by the stockholders of the Corporation.

The undersigned has executed this certificate on July 14, 2011.

/s/ Timothy Harkness
Timothy Harkness
President